Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 1, 2017

Simulations Plus Announces Quarterly Cash Dividend of $0.06 per Share

LANCASTER, CA, November 1, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.06 per share to its shareholders, an increase of $0.01 per share over the $0.05 per share that has been distributed to shareholders in 19 of the 23 quarters since the first dividend distribution was paid on March 1, 2012. This cash dividend will be distributed on Monday, November 20, to shareholders of record as of Monday, November 13, 2017.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, “The board has decided to increase the dividend to shareholders this quarter as a result of our excellent financial performance during fiscal year 2017, thus demonstrating that it believes in rewarding our loyal shareholders by returning a portion of our excess cash in the form of dividends. As our financial performance continues to improve, the board will consider further increases; however, the board reserves the right to use cash as the needs of the business dictate, so there can be no assurances of future dividends.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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